Exhibit 11



THE BOSTON BANCORP

Computation of Primary and Fully Diluted Earnings Per Share


                                       Year Ended October 31
                                 ------------------------------------
                                 1995          1994              1993
                                 ----          ----              ----



Net Income. . . . . . . . . . $28,345,931   $24,577,986       $35,320,240
                              ===========   ===========       ===========

Primary earnings per share:

Weighted average number of
common shares outstanding
including common stock
equivalents . . . . . . . . .   5,303,797    5,444,982          6,079,216
                                =========   ==========        ===========

Earnings per share. . . . . .       $5.34        $4.51              $5.81
                                    =====        =====              =====

Fully diluted earnings per share:

Weighted average number of
common shares outstanding
including common stock
equivalents . . . . . . . . .  $5,318,326    $5,444,982        $6,140,108
                               ==========   ===========       ===========

Earnings per share. . . . . .       $5.33         $4.51             $5.75
                                    =====         =====             =====